Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

JET.AI INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share (issuable upon conversion of Series B Preferred Stock)(1)	457(c)	12,200,000	$0.6945	$8,472,900	$0.00014760		$1,250.60

Total Offering Amounts							$
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$1,250.60

(1)	Consists of (i) 250,000 shares of Common Stock held by the Selling Stockholder; (ii) up to 200,000 shares of Common Stock issuable to the Selling Stockholder in lieu of paying certain fess described in the prospectus, if any; and (iii) up to 11,750,000 shares of Common Stock issuable upon conversion of shares of our Series B Preferred Stock, which shares represent 100% of the maximum number of shares of Common Stock issuable upon conversion. The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act using the average of the high and low prices as reported on May 10, 2024.